EXHIBIT 23.1

CONSENT OF INDEPENDENT REGISTRED PUBLIC ACCOUNTING FIRM

We hereby consent to the incorporation by reference in the previously filed Registration Statements Nos. 333-139703, 333-140787, 333-146033, 333-171033, 333-171397, 333-175055, and 333-178978 on Form S-8 of EdgeWave, Inc. (formerly known as St. Bernard Software, Inc.) and subsidiaries (collectively the “Company”) of our report dated March 29, 2012, relating to the consolidated financial statements of the Company as of and for the years ended December 31, 2011 and 2010, included in this Annual Report on Form 10-K for the year ended December 31, 2011 filed with the Securities and Exchange Commission on March 29, 2012.

/s/ Squar, Milner, Peterson, Miranda & Williamson, LLP

San Diego, California
March 29, 2012